Exhibit 26.r

POWER OF ATTORNEY

The person whose signature appears below hereby appoints Richard J. Kypta as his attorney-in-fact to sign and file on his behalf individually and in the capacity stated below such registration statements (including post-effective amendments, exhibits, applications and other documents) with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of Individual Flexible Premium Deferred Variable Annuity Contracts and Flexible Premium Variable Life Insurance Policies issued by EquiTrust Life Insurance Company.

Signature	Title	Date

/s/ Steve L. Baccus	Director	11/05/07

/s/ Jerry L. Chicoine	Director	11/06/07

/s/ Craig D. Hill	Director	11/05/07

/s/ Craig A. Lang	Director	11/01/07

/s/ James W. Noyce	Director	11/01/07